Exhibit 10.100

IRREVOCABLE LETTER OF GUARANTEE

FOR THE 2ND, 3RD, AND 4TH INSTALLMENTS

Date: 7th January 2014

To: China Shipbuilding Trading Co., Ltd.

56(Yi), Zhongguancun Nandajie,

Beijing 100044, P. R. China

Dear Sirs,

(1)                 In consideration of your entering into a shipbuilding contract dated 17th December 2013 (“the Shipbuilding Contract”) with NAVIG8 CRUDE TANKERS INC. or its Nominee as the buyer (“the BUYER”) for the construction of one (1) 300,000 Metric Tons Deadweight Crude Oil Tanker known as Shanghai Waigaoqiao Shipbuilding Co., Ltd.’s Hull No. H1357 (“the VESSEL”), we, NAVIG8 CRUDE TANKERS INC., hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as the primary obligor and not merely as the surety, the due and punctual payment by the BUYER of each and all of the 2nd, 3rd, and 4th installments of the Contract Price amounting to a total sum of United States Dollars Twenty Seven Million Seven Hundred and Seventy Two Thousand Six Hundred and Five only (US$27,772,605.00) as specified in (2) below.

(2)                 The instalments guaranteed hereunder, pursuant to the terms of the Shipbuilding Contract, comprise the 2nd installment in the amount of U.S. Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$9,257,535.00) payable by the BUYER within three (3) Singapore and New York business days after cutting of the first steel plate in your BUILDER’s workshop, the third installment in the amount of U.S. Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$9,257,535.00) payable by the BUYER within three (3) Singapore and New York business days after keel-laying of the first section of the VESSEL, and the 4th installment in the amount U.S. Dollars Nine Million Two Hundred and Fifty Seven Thousand Five Hundred and Thirty Five Only (US$9,257,535.00) payable by the BUYER within three (3) Singapore and New York business days after launching of the VESSEL.

(3)                 We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on each Instalment guaranteed hereunder at the rate of six percent (6%) per annum from and including the first day after the date of instalment in default until the date of full payment by us of such amount guaranteed hereunder.

Navig8 Crude Tankers Inc

Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Island MH 96960

(4)                 In the event that the BUYER fails to punctually pay any Instalment guaranteed hereunder or the BUYER fails to pay any interest thereon, and any such default continues for a period of fifteen (15) days, then, upon receipt by us of your first written demand, we shall immediately pay to you or your assignee all unpaid 2nd, 3rd and 4th instalments, together with the interest as specified in paragraph (3) hereof, without requesting you to take any or further action, procedure or step against the BUYER or with respect to any other security which you may hold.

(5)                 We hereby agree that at your option this Guarantee and the undertaking hereunder shall be assignable to and if so assigned shall inure to the benefit of any 3rd party designated by you or Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China as your assignee as if any such third party or Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China were originally named herein.

(6)                 Any payment by us under this Guarantee shall be made in the Unites States Dollars by telegraphic transfer to Bank of China, New York Branch, 415 Madison Avenue, New York, N. Y. 10017 U.S.A., as receiving bank nominated by you for credit to the account of you with Bank of China, Head Office, Banking Department, Beijing, the People’s Republic of China or through other receiving bank to be nominated by you from time to time, in favour of you or your assignee.

(7)                 Our obligations under this guarantee shall not be affected or prejudiced by any dispute between you as the SELLER and the BUYER under the Shipbuilding Contract or by the BUILDER’s delay in the construction and/or delivery of the VESSEL due to whatever causes or by any variation or extension of their terms thereof or by any security or other indemnity now or hereafter held by you in respect thereof, or by any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof, or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Guarantee.

(8)                 Any claim or demand shall be in writing signed by one of your officers and may be served on us either by hand or by post and if sent by post to NAVIG8 CRUDE TANKERS INC., c/o Navig8 Asia Pte Ltd, Three Temasek Avenue, #25-01 Centennial Tower, Singapore 039190, FAO: Philip Stone (or such other address as we may notify to you in writing), or by email (email: notices@navig8group.com and Philip@navig8group.com) via Bank of China, with confirmation in writing.

(9)                 This Letter of Guarantee shall come into full force and effect upon delivery to you of this Guarantee and shall continue in force and effect until the VESSEL is delivered to and accepted by the BUYER and the BUYER shall have performed all its obligations for taking delivery thereof or until the full payment of all 2nd, 3rd, and 4th Instalments together with the aforesaid interests by the BUYER or us, whichever first occurs.

(10)          The maximum amount, however, that we are obliged to pay to you under this Guarantee shall not exceed the aggregate amount of U.S. Dollars Twenty Eight Million Forty Six Thousand Five Hundred and Twenty Six only (US$28,046,526.00) being an amount equal to the sum of:-

(a)         All the 2nd, 3rd and 4th instalments guaranteed hereunder in the total amount of United States Dollars Twenty Seven Million Seven Hundred and Seventy Two Thousand Six Hundred and Five only (US$ 27,772,605.00); and

(b)         Interest at the rate of six percent (6%) per annum on the Instalment for a period of sixty (60) days in the amount of United States Dollars Two Hundred Seventy Three Thousand Nine Hundred and Twenty One only (US$ 273,921.00).

(11)          All payments by us under this Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

(12)          This Letter of Guarantee shall be construed in accordance with and governed by the Laws of England. We hereby submit to the non-exclusive jurisdiction of the English courts for the purposes of any legal action or proceedings in connection herewith in England.

(13)          When this Letter of Guarantee shall have expired as aforesaid, you will return the same to us without any request or demand from us.

IN WITNESS WHEREOF, we have caused this Letter of Guarantee to be executed and delivered by our duly authorized representative the day and year above written.

Very Truly Yours

/s/ Philip A. Stone
By: NAVIG8 CRUDE TANKERS INC.